Owens Corning to Acquire Assets of AmeriMark Building
Products, Inc. and its Subsidiaries


          Move will strengthen company's exterior systems offering

    TOLEDO, Ohio, July 29 /PRNewswire/ -- Owens Corning
(NYSE: OWC; Toronto) today announced it has entered into an asset purchase agreement with AmeriMark Building
Products, Inc., whose principal financial backer is GE Capital Services. The acquisition will significantly strengthen Owens Corning's vinyl siding capacity, making the company a North American leader in that industry.
In addition, the acquisition enhances Owens Corning's position in the fast-growing company-owned distribution channel for vinyl siding and vinyl windows.

    The purchase price is approximately $310 million and terms of the agreement have been approved by the boards of directors of both companies.

    AmeriMark  is  a specialty building products company
serving  the   exterior  residential  housing  industry.
Major product lines include vinyl siding, vinyl windows and aluminum accessories for the exterior of the home.
Including the acquisition of Reynolds Building Products in March 1997, AmeriMark's pro-forma 1997 sales would be approximately $450 million.

    "This  acquisition  significantly  strengthens   our
exterior system offering and improves our vinyl siding product position for our customers and consumers," said
Owens Corning Chairman and CEO Glen H. Hiner. "AmeriMark, along with Fibreboard Corporation, which was acquired earlier this month, will make Owens Corning a leader in exterior systems."

    Last  September,  Owens  Corning  introduced  a  new
strategic thrust called System Thinking(TM).   The first
implementation of that new  initiative,  System Thinking
for the Home(TM), responds to the fact that  a  majority
of consumers want integrated systems that address whole-
project  needs.    The  acquisition  of  AmeriMark  will
substantially strengthen the company's ability to offer exterior systems for the home.

    "AmeriMark has broad distribution through its company-
owned   distribution   centers,   retail   channels   and
independent distribution,  as well as the ability to sell
under private label,  "Hiner said.  "These strengths will
provide  additional  synergies   with   Owens   Corning's
traditional market channels and the Norandex and Vytec distribution network."



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    This is Owens Corning's 17th acquisition in the past
three  years.   "We  have  been acquiring businesses and
assets  in  recent  years as  part of our growth agenda,
"Hiner said.  "While achieving our $5 billion sales goal
in  1998,  it is our current intention to provide for up
to  two-thirds  of  the  purchase  price  for  AmeriMark
through  the  sale  of  certain  non-core  Owens Corning
businesses, including the recently announced decision to
sell our Pabco subsidiary, which had 1996 sales  of  $58
million.   "Net  of  divestitures,  the  acquisition  of
AmeriMark will be accretive in 1998, " Hiner said.   "We
expect the transaction to close in the third quarter of 1997, pending government approval."

    Owens  Corning  also  announced  that it has filed a
registration statement with the SEC that, when effective,
will  allow  Owens  Corning  to  issue   hybrid   equity
securities resulting in cash proceeds  of  approximately
$300 million.

    Headquartered in Raleigh,  NC,  AmeriMark  has about
1,700  employees  with  10  manufacturing facilities and
approximately  60  distribution  centers  in  the United
States.   The  company's  products  are sold under brand
names that include ALSCO, Homeside, and Hastings.

    Owens Corning is a world leader in high performance glass fiber composites and building materials with sales in 1996 of $3.8 billion. The company's internet website can be found at http://www.owenscorning.com.